CrossAmerica Partners LP Reports Fourth Quarter and Full Year 2015 Results

- Generated fourth quarter Adjusted EBITDA of $24.7 million versus $14.2 million in the fourth quarter of 2014, representing a 74% increase
- Reported fourth quarter Distribution Coverage Ratio of 1.05x versus 0.77x for the fourth quarter of 2014
- Delivered annual distribution growth of 8% per limited partner unit attributable to 2015 while generating over $90 million in Adjusted EBITDA
- Targeting 5%-7% growth in annual distribution per limited partner unit in 2016
Allentown, PA, February 19, 2016 – CrossAmerica Partners LP (NYSE: CAPL ("CrossAmerica" or the "Partnership"), headquartered in Allentown, PA, a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and year ended December 31, 2015.
Review of 2015

During 2015, CrossAmerica completed several acquisitions, including drop down transactions with CST Brands, Inc. ("CST Brands") and grew its distribution per limited partner unit by 8% over 2014.

CrossAmerica and CST Brands began the year by agreeing to jointly purchase 22 Shell-branded convenience stores in San Antonio and Austin, Texas from Landmark Industries. CrossAmerica is the wholesale supplier of fuel to the stores, is the owner of the stores and leases the stores to CST Brands.

CrossAmerica continued its expansion by completing the acquisition of Erickson Oil Products in February. The acquisition included 64 convenience stores located in Minnesota, Michigan, Wisconsin and South Dakota. In July, the Partnership announced the closing of the purchase of the One Stop convenience store network based in Charleston, West Virginia. The purchase included 41 company-operated One Stop convenience stores, along with 4 commission agent sites, 9 dealer fuel supply agreements, and one freestanding franchised quick service restaurant. In total, CrossAmerica completed $171 million of third party acquisitions in 2015.

Completing its first drop down transaction with CST Brands in January, CrossAmerica purchased a 5% limited partner interest in CST Fuel Supply LP in exchange for approximately 1.5 million CrossAmerica common units. In July, CrossAmerica acquired an additional 12.5% limited partner interest in CST Fuel Supply LP as well as certain real property associated with 29 “New to Industry” (“NTI”) stores from CST Brands for an aggregate consideration of $142 million in cash and 3.6 million CrossAmerica common units.

CrossAmerica announced in January 2016 that an agreement had been reached to acquire 31 convenience stores from SSG Corporation, further expanding its presence in the upper Midwest market. This transaction is expected to close in the first half of this year.

In February 2016, the Board of Directors of the general partner of CrossAmerica approved a quarterly distribution of $0.5925 per limited partner unit attributable to the fourth quarter of 2015. This distribution increase results in year-over-year growth of 8.1 percent per limited partner unit attributable to 2015 compared to distributions per unit attributable to 2014.

“Our strong results in 2015 reflect the successful planning and execution of our acquisition and integration strategy at CrossAmerica,” said Jeremy Bergeron, CrossAmerica's President. “Due to the performance of our recently acquired businesses, the contribution of the assets acquired from CST Brands, and the capture of synergies and cost reductions achieved by our team members, we were able to grow distributable cash flow by more than 58% in 2015. In addition, the team also converted 77 company operated stores to wholesale dealer accounts, further stabilizing cash flow and growing qualifying income for our unit holders.”

“By being very selective with our acquisition opportunities, continuing our successful operation and integration strategy, and maintaining a strong balance sheet, CrossAmerica is well positioned to achieve our growth and coverage targets for 2016 without issuing any new equity,” said Bergeron. “The pending acquisition with SSG is a good example of how we can complete accretive transactions in existing markets that will allow us to leverage our scale and relationships, recognize synergies and achieve our goals of growing distributable cash flow.”

Twelve Months
Wholesale Segment
During 2015, CrossAmerica distributed, on a wholesale basis, 1.1 billion gallons of motor fuel at an average wholesale gross margin of $0.056 per gallon, resulting in a wholesale motor fuel gross profit of $58.6 million. For the twelve month period ended December 31, 2014, the Partnership distributed, on a wholesale basis, 887.7 million gallons of fuel at an average wholesale gross margin of $0.068 per gallon, resulting in a wholesale motor fuel gross profit of $60.6 million. The decrease of 3% in gross profit from wholesale fuel sales for the full year 2015 relative to 2014 was attributable to an 18% decline in the average wholesale fuel margin per gallon partially offset by an 18% increase in volume driven by the acquisitions completed since April 2014. Wholesale fuel margin per gallon for the year was decreased, primarily due to the decline in the margin the Partnership receives from purchase discounts provided by its suppliers. The Partnership receives certain discounts from suppliers based on a percentage of the purchase price of fuel and the dollar value of these discounts varies with the price of wholesale motor fuel.

CrossAmerica’s gross profit from its Other revenues for the wholesale segment, which primarily consist of rental income, was $34.9 million for the full year of 2015 compared to $25.5 million for the same period in 2014. The increase in rental income was primarily associated with the Nice N Easy, Landmark and NTI acquisitions, the real property associated with which the Partnership leases to CST, in addition to the conversion of 77 stores from company operated sites to lessee dealer locations in 2015.
The Partnership recorded $10.5 million in income from its 17.5% equity investment in CST Fuel Supply in 2015, all incremental relative to the full year of 2014.
Adjusted EBITDA for the wholesale segment increased $19.4 million or 26% primarily driven by an increase in rental income, income from CST Fuel Supply and an overall decline in operating expenses, partially offset b a decrease in fuel margin as discussed above (See Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Retail Segment
For the full year of 2015, the Partnership more than doubled the gross profits it receives from its retail operations. In 2015, the Partnership sold 211.0 million gallons of motor fuel at an average retail motor fuel gross margin of $0.100 per gallon, net of commissions and credit card fees, resulting in a retail gross profit of $21.1 million. For the same period in 2014, CrossAmerica sold 136.7 million gallons at an average retail motor fuel gross margin of $0.059 per gallon, net of commissions and credit card fees, resulting in a retail gross profit of $8.1 million. The increase in retail gross profit from retail motor fuel sales for the full year of 2015 relative to 2014 was due primarily to the Erickson and One Stop acquisitions. These acquisitions also contributed to the $39.6 million in gross margin from the sale of food and merchandise during the year. For the same period in 2014, CrossAmerica generated $17.6 million in gross margin from the sale of food and merchandise.
Adjusted EBITDA for the retail segment increased $11.6 million primarily driven by an increase in motor fuel and merchandise gross profit, partially offset by an increase in operating expenses as a result of the Erickson and One Stop acquisitions (See Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Distributable Cash Flow and Distribution Coverage Ratio
Distributable Cash Flow (See Supplemental Disclosure Regarding Non-GAAP Financial Information below) was $69.7 million for the twelve month period ended December 31, 2015 compared to $44.1 million for the same period in 2014. The increase in

Distributable Cash Flow was due primarily to an increase in earnings driven primarily by 2014 and 2015 acquisitions, including the purchase of equity interests in CST Fuel Supply completed in January and July 2015, when compared to the same period in 2014. Distributable Cash Flow per diluted limited partner unit was $2.3975 for the year ended December 31, 2015 and the Partnership paid a limited partner distribution per unit of $2.2300 during the year, resulting in a Distribution Coverage Ratio of 1.08 times for the twelve months ended December 31, 2015.
Three Months
Wholesale Segment
During the fourth quarter 2015, CrossAmerica distributed, on a wholesale basis, 256.3 million gallons of motor fuel at an average wholesale gross margin of $0.053 per gallon, resulting in a wholesale motor fuel gross profit of $13.6 million. For the three month period ended December 31, 2014, the Partnership distributed, on a wholesale basis, 241.0 million gallons of fuel at an average wholesale gross margin of $0.071 per gallon, resulting in a wholesale motor fuel gross profit of $17.1 million. The decrease of 21% in gross profit from wholesale fuel sales for the fourth quarter of 2015 relative to 2014 was attributable to a 25% decline in the average wholesale fuel margin per gallon partially offset by a 6% increase in volume driven by the acquisitions completed since April 2014.
CrossAmerica’s gross profit from its Other revenues for the wholesale segment, which primarily consist of rental income, was $10.3 million for the fourth quarter of 2015 compared to $7.2 million for the same period in 2014. The increase in rental income was primarily associated with the Nice N Easy, Landmark and NTI acquisitions, the real property associated with which the Partnership leases to CST in addition to the continued dealerization of company-operated stores.
The Partnership recorded $4.1 million in income from its 17.5% equity investment in CST Fuel Supply in the fourth quarter of 2015, all incremental relative to the fourth quarter of 2014.
Adjusted EBITDA for the wholesale segment increased $8.6 million or 47% primarily driven by an increase in rental income, income from CST Fuel Supply and a decline in overall operating expenses, partially offset by a decrease in fuel margin as discussed above (See Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Retail Segment
For the fourth quarter 2015, the Partnership sold 46.0 million gallons of motor fuel at an average retail motor fuel gross margin of $0.065 per gallon, net of commissions and credit card fees, resulting in a retail gross profit of $3.0 million. For the same period in 2014, CrossAmerica sold 42.5 million gallons at an average retail motor fuel gross margin of $0.085 per gallon, net of commissions and credit card fees, resulting in a retail gross profit of $3.6 million. The decrease in retail gross profit from retail motor fuel sales for the fourth quarter of 2015 relative to 2014 was due primarily to lower retail fuel margin per gallon during the period, partially offset by the positive contributions associated with the Erickson and One Stop acquisitions. These acquisitions also contributed to the $8.8 million in gross margin from the sale of food and merchandise during the quarter. For the same period in 2014, CrossAmerica generated $7.0 million in gross margin from the sale of food and merchandise.
Adjusted EBITDA for the retail segment decreased nearly $0.9 million primarily driven by lower retail fuel margins, partially offset by positive contributions associated with the Erickson and One Stop acquisitions (See Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Distributable Cash Flow and Distribution Coverage Ratio
Distributable Cash Flow (See Supplemental Disclosure Regarding Non-GAAP Financial Information below) was $20.2 million for the three month period ended December 31, 2015 compared to $9.4 million for the same period in 2014. The increase in Distributable Cash Flow was due primarily to an increase in earnings driven primarily by the 2014 and 2015 acquisitions, including the purchase of CST Fuel Supply equity interests executed in January and July 2015, when compared to the same period in 2014. Distributable Cash Flow per diluted limited partner unit was $0.6073 for the three months ended December 31, 2015 and the Partnership made limited partner distribution per unit of $0.5775 during the quarter, resulting in a Distribution Coverage Ratio of 1.05 times for the three months ended December 31, 2015.
Liquidity and Capital Resources
As of December 31, 2015, after taking into account letters of credit and debt covenant constraints to availability, approximately $100.0 million was available for future borrowings under the CrossAmerica revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that the Partnership has, after giving effect to such acquisition, at least $20.0 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

Distributions
The Board of the Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5925 per limited partner unit attributable to the fourth quarter of 2015. As previously announced, the distribution will be paid on February 24, 2016 to all unitholders of record as of February 12, 2016. The amount and timing of any future distributions is subject to the discretion of the Board of Directors of CrossAmerica’s General Partner.

CrossAmerica expects to grow per unit distributions in 2016 by 5%-7% over 2015 levels while achieving the long-term goal to maintain a 12-month coverage ratio of at least 1.1x.

Conference Call
The Partnership will host a conference call on February 19, 2016 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss 2015 fourth quarter and full year earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(Thousands of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues(a)	$464,052	$581,987	$2,214,835	2,655,613
Cost of sales(b)	427,657	546,250	2,057,317	2,539,967
Gross profit	36,395	35,737	157,518	115,646

Income from CST Fuel Supply	4,055	—	10,528	—
Operating expenses:
Operating expenses	9,942	12,954	56,257	35,055
General and administrative expenses	11,039	18,122	40,264	40,319
Depreciation, amortization and accretion expense	11,883	11,680	48,227	33,285
Total operating expenses	32,864	42,756	144,748	108,659
Gain (loss) on sales of assets, net	360	169	2,719	1,653
Operating income (loss)	7,946	(6,850)	26,017	8,640
Other income, net	60	151	396	466
Interest expense, net	(4,605)	(3,730)	(18,493)	(16,631)
Income (loss) before income taxes	3,401	(10,429)	7,920	(7,525)
Income tax expense (benefit)	(820)	3,225	(3,542)	(1,354)
Consolidated net income (loss)	4,221	(13,654)	11,462	(6,171)
Net income (loss) attributable to noncontrolling interests	7	(17)	21	(9)
Net income (loss) attributable to CrossAmerica limited partners	4,214	(13,637)	11,441	(6,162)
Distributions to incentive distribution right holders	(597)	(119)	(1,390)	(245)
Net income (loss) available to CrossAmerica limited partners	$3,617	$(13,756)	$10,051	$(6,407)
Net income (loss) per CrossAmerica limited partner unit:
Basic earnings per common unit	$0.11	$(0.60)	$0.35	$(0.32)
Diluted earnings per common unit	$0.11	$(0.60)	$0.35	$(0.32)
Basic and diluted earnings per subordinated unit	$0.11	$(0.60)	$0.35	$(0.32)
Weighted-average CrossAmerica limited partner units:
Basic common units	25,673,692	15,436,579	21,462,665	12,402,938

Diluted common units	25,737,350	15,436,579	21,561,403	12,402,938
Basic and diluted subordinated units	7,525,000	7,525,000	7,525,000	7,525,000
Total diluted common and subordinated units	33,262,350	22,961,579	29,086,403	19,927,938

Distribution per common and subordinated units(c)	$0.5775	$0.5325	$2.2300	$2.0800

Supplemental information:
(a) Includes excise taxes of:	$23,891	$20,361	$99,339	$64,942
(a) Includes revenues from fuel sales to related parties of:	$93,659	$112,708	$458,731	$764,509
(a) Includes income from rentals of:	$15,572	$10,971	$53,995	$43,258
(b) Includes expenses from fuel sales to related parties of:	$90,502	$96,595	$445,237	$735,202
(b) Includes expenses from rentals of:	$4,707	$3,375	$17,024	$15,078

Segment Results
Wholesale
The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit:
Motor fuel–third party	$6,951	$896	$29,377	$31,193
Motor fuel–intersegment and related party	6,611	16,170	29,229	29,413
Motor fuel gross profit	13,562	17,066	58,606	60,606
Rent and Other(a)	10,282	7,160	34,935	25,471
Total gross profit	23,844	24,226	93,541	86,077

Income from CST Fuel Supply(b)	4,055	—	10,528	—
Operating expenses	(1,096)	(6,046)	(11,243)	(12,626)
Adjusted EBITDA(c)	$26,803	$18,180	$92,826	$73,451

Motor fuel distribution sites (end of period):(d)
Motor fuel–third party
Independent dealers(e)	370	416	370	416
Lessee dealers(f)	290	205	290	205
Total motor fuel distribution–third party	660	621	660	621

Motor fuel–intersegment and related party
Affiliated dealers (related party)	191	197	191	197
CST (related party)	43	21	43	21
Commission agents (Retail segment)	66	75	66	75
Retail convenience stores (Retail segment)	115	87	115	87
Total motor fuel distribution–intersegment and related party	415	380	415	380

Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	657	637	626	565
Motor fuel-intersegment and related party distribution	422	379	446	358

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Total volume of gallons distributed (in thousands)	256,330	241,004	1,051,357	887,677

Motor fuel gallons distributed per site per day:(g)
Motor fuel–third party
Total weighted average motor fuel distributed–third party(h)	2,350	2,352	2,422	2,391
Independent dealers	2,613	2,413	2,733	2,656
Lessee dealers	2,011	2,226	1,926	1,924

Motor fuel–intersegment and related party
Total weighted average motor fuel distributed–intersegment and related party	2,580	2,807	2,850	2,657
Affiliated dealers (related party)	2,351	2,503	2,486	2,607
CST (related party)	4,881	3,801	5,032	3,832
Commission agents (Retail segment)	2,947	3,143	2,909	3,101
Retail convenience stores (Retail segment)(h)	2,568	2,735	2,669	2,271

Wholesale margin per gallon–total system	$0.053	$0.071	$0.056	$0.068
Wholesale margin per gallon–third party(i)	$0.046	$0.006	$0.050	$0.058
Wholesale margin per gallon–intersegment and related party	$0.062	$0.162	$0.063	$0.085

(a)	Primarily consists of rental margin.

(b)	Represents income from our equity interest in CST Fuel Supply.

(c)	Please see the reconciliation of our segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures."

(d)	In addition, as of December 31, 2015 and 2014, CrossAmerica distributes motor fuel to 17 and 18 sub-wholesalers, respectively, who distribute to additional sites.

(e)
The decline in the independent dealer site count during 2015 compared to 2014 was primarily attributable to 55 terminated motor fuel supply contracts that were not renewed, partially offset by the nine wholesale fuel supply contracts acquired in the One Stop acquisitions.

(f)
The increase in the lessee dealer site count during 2015 compared to 2014 is primarily attributable to converting 77 company-operated convenience stores in our Retail segment to the lessee dealer customer group in our Wholesale segment.

(g) Does not include the motor fuel gallons distributed to sub-wholesalers.
(h) Motor fuel gallons distributed per site per day increased during 2015 compared to 2014 at our retail convenience stores as a result of our recent acquisitions.
(i) Includes the wholesale gross margin for motor fuel distributed to sub-wholesalers.

Retail
The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of convenience stores and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit:
Motor fuel	$3,006	$3,627	$21,113	$8,088
Merchandise and services	8,799	6,996	39,621	17,598
Other	775	945	3,290	3,989
Total gross profit	12,580	11,568	64,024	29,675
Operating expenses	(8,846)	(6,908)	(45,014)	(22,429)
Inventory fair value adjustments	—	—	1,356	1,483
Adjusted EBITDA(a)	$3,734	$4,660	$20,366	$8,729
Retail sites (end of period):
Commission agents	66	75	66	75
Company-operated convenience stores(b)	116	87	116	87
Total system sites at the end of the period	182	162	182	162
Total system operating statistics:
Average retail sites during the period(b)	185	160	202	119
Motor fuel sales (gallons per site per day)	2,702	2,881	2,862	3,148
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.065	$0.085	$0.100	$0.059
Commission agents statistics:
Average retail sites during the period	68	73	70	64
Motor fuel sales (gallons per site per day)	2,992	2,953	2,957	3,086
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.016	$0.023	$0.003
Company-operated convenience store retail site statistics:
Average fueling sites during the period(b)	117	87	132	54
Motor fuel sales (gallons per site per day)	2,534	2,820	2,812	3,221
Motor fuel gross profit per gallon, net of credit card fees	$0.100	$0.146	$0.143	$0.123
Merchandise and services sales (per site per day)(c)	$3,277	$2,510	$3,347	$2,902
Merchandise and services gross profit percentage, net of credit card fees(c)	24.9%	34.8%	24.9%	30.6%

(a)	Please see the reconciliation of our segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”

(b)	The increase in retail sites relates to our acquisitions.

(c)	During the second quarter of 2015, CrossAmerica began classifying the net margin from lottery tickets within merchandise revenues and reflected this change in presentation retrospectively.

Supplemental Disclosure Regarding Non-GAAP Financial Measures
CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, and Distributable Cash Flow. EBITDA represents net income available to CrossAmerica limited partners before deducting interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items, such as inventory fair value adjustments arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense.
EBITDA, Adjusted EBITDA, and Distributable Cash Flow are used as supplemental financial measures by management and by external users of CrossAmerica’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the Partnership’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of CrossAmerica’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail convenience store activities. EBITDA, Adjusted EBITDA, and Distributable Cash Flow are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unit-holders.
The Partnership believes the presentation of EBITDA, Adjusted EBITDA, and Distributable Cash Flow provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, and Distributable Cash Flow should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, and Distributable Cash Flow may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

 The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

Three Months Ended	Year Ended
December 31,	December 31,
2015	2014	2015	2014
Net income available to CrossAmerica limited partners	$3,617	$(13,756)	$10,051	$(6,407)
Interest expense	4,605	3,730	18,493	16,631
Income tax (benefit) expense	(820)	3,225	(3,542)	(1,354)
Depreciation, amortization and accretion	11,883	11,680	48,227	33,285
EBITDA	$19,285	$4,879	$73,229	$42,155
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(a)	4,779	8,083	14,036	11,958
(Gain) loss on sales of assets, net	(360)	(169)	(2,719)	(1,653)
Acquisition related costs(b)	1,004	1,393	4,412	7,481
Inventory fair value adjustments	—	—	1,356	1,483
Adjusted EBITDA	$24,708	$14,186	$90,314	$61,424
Cash interest expense	(4,085)	(3,336)	(16,689)	(13,851)
Sustaining capital expenditures(c)	(283)	(1,118)	(1,318)	(3,104)
Current income tax expense	(141)	(317)	(2,574)	(406)
Distributable Cash Flow	$20,199	$9,415	$69,733	$44,063

Weighted average diluted common and subordinated units	33,262	23,022	29,086	19,934(d)

Distributable Cash Flow per diluted limited partner unit	$0.6073	$0.4090	$2.3975	$2.2105
Distributions paid per limited partner unit	$0.5775	$0.5325	$2.2300	$2.0800
Distribution coverage	1.05	x	0.77	x	1.08	x	1.06	x

(a)
As approved by the independent conflicts committee of the General Partner and the executive committee of and CST’s board of directors, CrossAmerica and CST mutually agreed to settle the second and third quarter 2015 amounts due under the terms of the Amended Omnibus Agreement in limited partnership units.

(b)	Relates to certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired businesses.

(c)
Under the Partnership agreement, sustaining capital expenditures are capital expenditures made to maintain the long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in leasable condition, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)	Amount includes approximately 6,000 diluted units that are not included in the calculation of diluted earnings per unit on the face of the income statement because to do so would be anti-dilutive.

The following table reconciles segment Adjusted EBITDA to consolidated Adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted EBITDA - Wholesale segment	$26,803	$18,180	$92,826	$73,451
Adjusted EBITDA - Retail segment	$3,734	$4,660	$20,366	$8,729
Adjusted EBITDA - Total segment	$30,537	$22,840	$113,192	$82,180

Reconciling items:
Elimination of intersegment profit in ending inventory balance	(29)	(57)	(47)	(106)
General and administrative expenses	(11,039)	(18,122)	(40,264)	(40,319)
Other income, net	60	151	396	466
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	4,779	8,083	14,036	11,958
Acquisition related costs	1,004	1,393	4,412	7,481
Net (income) loss attributable to noncontrolling interests	(7)	17	(21)	9
Distributions to incentive distribution right holders	(597)	(119)	(1,390)	(245)
Consolidated Adjusted EBITDA	$24,708	$14,186	$90,314	$61,424
About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to more than 1,200 locations and owns or leases more than 800 sites. With a geographic footprint covering 25 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo and Marathon. CrossAmerica Partners ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.
Contacts
Investors: Karen Yeakel, Executive Director – Investor Relations, 610-625-8005
Randy Palmer, Executive Director – Investor Relations, 210-692-2160
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Form 10-Qs filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business.

Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.